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                                                                    Exhibit 99.7

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                             COINVESTMENT AGREEMENT

                                 BY AND BETWEEN

                             BERKSHIRE PARTNERS LLC

                                       AND

                           GREENBRIAR EQUITY GROUP LLC

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                          DATED AS OF NOVEMBER 1, 1999
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      COINVESTMENT AGREEMENT, dated as of November 1, 1999 (this "Agreement"), by and between BERKSHIRE PARTNERS LLC, a Massachusetts limited liability company ("Berkshire"), and GREENBRIAR EQUITY GROUP LLC, a Delaware limited liability company ("Greenbriar").

      WHEREAS, Greenbriar has established the Greenbriar Equity Fund, L.P., a Delaware limited partnership (the "Greenbriar Fund"), to make equity investments in transportation and related companies;

      WHEREAS, Berkshire has a long history of making private equity investments, including investments in the transportation sector through private investment funds sponsored and managed by Berkshire;

      WHEREAS, the parties desire to enter into a strategic relationship to pursue jointly investment opportunities in the transportation industry and believe that pooling their efforts in a joint venture for the purpose of investing in transportation and related investments will be mutually beneficial; and

      WHEREAS, Berkshire desires to support the activities of the Greenbriar Fund by (i) causing the Berkshire Funds (as hereinafter defined) to co-invest in each portfolio investment of the Greenbriar Fund, (ii) allocating all its transportation-related investment opportunities of coinvestment by the Greenbriar Fund and Berkshire, and (iii) serving on the Greenbriar Investment Committee (as defined herein), all on the terms and subject to the conditions specified herein;

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and adequacy of which are acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      Section 1.1 Defined Terms.

            As used in this Agreement, terms defined in the headings and the recitals shall have their respective assigned meanings, and the following capitalized terms shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meanings set forth in the Greenbriar Partnership Agreement.

            "Affiliate" shall mean, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with such person. For purposes of this definition, "control" of a person means the power, either directly or indirectly, either (i) to vote 50% or more of the securities (or ownership interest) having ordinary voting power for the election of directors (or other managers) or such person or (ii) to direct or cause the direction of the management and policies, or investment decisions (by contract or otherwise), of such person.


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            "Agreement" shall mean this Coinvestment Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.

            "Berkshire" shall mean Berkshire Partners LLC, a Massachusetts limited liability company.

            "Berkshire Funds" shall mean Berkshire Fund V, Limited partnership, a Massachusetts limited partnership, and any successor or companion private investment fund sponsored and managed by Berkshire or its Affiliates. For the purposes of this Agreement, Berkshire Funds shall also be deemed to include any coinvestment vehicle formed by the Berkshire principals for the purpose of coinvesting with the Berkshire Funds pursuant to their coinvestment commitment to the Berkshire Funds.

            "Break-Up Fee" shall mean any fee, reimbursement or other form of compensation payable by a third party as a result of the failure to consummate an Investment.

            "Consulting Fee" shall mean any fee, reimbursement or other form of compensation payable by a third party as a result of advisory services rendered by Greenbriar or Berkshire.

            "Greenbriar" shall mean Greenbriar Equity Group LLC, a Delaware limited liability company.

            "Greenbriar Fund" shall mean Greenbriar Equity Fund, L.P., a Delaware limited partnership. For purposes of this Agreement, the Greenbriar Fund shall also be deemed to include any coinvestment vehicle formed by the Greenbriar Principals for the purpose of coinvesting with the Greenbriar Fund pursuant to their coinvestment commitment to the Greenbriar Fund.

            "Greenbriar Investment Committee" shall have the meaning set forth in Section 3.1.

            "Greenbriar Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of Greenbriar Equity Fund, L.P.

            "Greenbriar Principals" shall mean each of Joel S. Beckman, Gerald Greenwald and Reginald L. Jones, III for so long as he is actively involved in the affairs of the Greenbriar Fund.

            "Investment" shall mean any investment made by the Greenbriar Fund in a Portfolio Company.

            "Portfolio Company" shall mean any company or other issuer in which the Greenbriar Fund makes an investment in accordance with the Investment Guidelines and Restrictions (attached to the Greenbriar Partnership Agreement as Exhibit A).

            "Standard Coinvestment Ratio" shall have the meaning set forth in
Section 3.1.


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            "Ten Percent Carve-Out" shall mean the provision of the Greenbriar
Partnership Agreement that permits the Greenbriar Fund to invest up to 10% of its aggregate capital commitments in Investments which are unrelated to transportation.

            "Transaction Fee" shall mean any fee, reimbursement, or other form of compensation payable by a portfolio Company in connection with any Investment.

            "Transportation or Related Deal" shall mean any investment opportunity in which knowledge of the transportation system or transportation market or relationships within the transportation industry is essential to source, evaluate, develop or make the investment. The determination whether a particular investment opportunity originated by Berkshire is a Transportation or Related Deal shall be made in accordance with the provisions of Section 2.2.

                                   ARTICLE II

               COINVESTMENT OBLIGATION: ALLOCATION OF INVESTMENTS

      Section 2.1 Coinvestment by Berkshire.

      (a) During the term of the Greenbriar Fund, Berkshire shall cause one or more of the Berkshire Funds to co-invest with the Greenbriar Fund in each Investment approved by the Greenbriar Investment Committee. Except as expressly provided in Sections 2.1(c) and 2.2, Berkshire Funds shall invest an amount equal to one dollar for every two dollars invested by the Greenbriar Fund (the "Standard Coinvestment Ratio"). For example, in the case of a $30 million investment opportunity, the Greenbriar Fund will invest $20 million and the Berkshire Funds will invest $10 million. Berkshire's coinvestment obligation shall arise with respect to all Investments, Committed Investments and Bridge Financings), shall be satisfied in cash and shall be made on the same terms, same price and in securities identical to the securities purchased by the Greenbriar Fund.

      (b) Berkshire may sell securities purchases pursuant to its coinvestment obligation to non-Affiliates only if a pro rata portion of the securities purchased by the Greenbriar Fund have been or are being sold by the Greenbriar fund. Greenbriar may sell securities purchased pursuant to its coinvestment obligation to non-Affiliates only if a pro rata portion of the securities purchased by the Berkshire Funds have been or are being sold by the Berkshire funds.

      (c) If the amount available for investment in a particular transaction exceeds the amount which the Greenbriar Investment Committee determines is appropriate for the Greenbriar Fund to invest, the Berkshire funds shall be offered the opportunity to coinvest in such transaction up to such additional amount, unless Greenbriar, after consultation with Berkshire, determines for any business reasons to first offer all or a portion of such coinvestment opportunity to one or more third parties, including limited partners in the Greenbriar Fund.

      Section 2.2 Allocation of Investments.

      (a) Berkshire shall allocate all Transportation or Related Deals to Greenbriar during the Commitment Period of the Greenbriar Fund. In determining whether a particular investment opportunity originated by Berkshire is a Transportation or Related Deal, the parties shall take


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into account all relevant factors, including (i) the nature of the investment and attendant drivers of value, (ii) the mutual histories of Greenbriar's and Berkshire's respective relationships to the opportunity, (iii) the nature of the disposition process and (iv) the potential value-added which Greenbriar provides in assessing and executing the investment and in developing the business of the Portfolio Company post-closing. Both parties affirm as the guiding principle in making such allocation their joint objective to establish a common investment track record in transportation and related investments and a clear and consistent brand in the transportation and private equity marketplaces. In the event of any disagreement between Greenbriar and Berkshire a to whether a particular investment opportunity originated by Berkshire is a Transportation or Related Deal, Berkshire shall make the final determination.

      (b) For each Transportation or Related Deal originated by Berkshire and approved by the Greenbriar Investment Committee, the Berkshire Funds and the Greenbriar Fund shall coinvest in such transaction in accordance with the Standard Coinvestment Ratio, unless the parties jointly determine that a different investment ratio is appropriate in view of the mix of transportation and non-transportation elements in such transaction; provided that the Berkshire funds shall always coinvest an amount not less than is required by the Standard Coinvestment consultation using the same relevant factors used in determining whether an opportunity is a Transportation or Related Deal. In the event an agreement cannot be reached, Berkshire shall have the right to make the final determination in good faith, consistent with the principles set forth in Section 2.2(a).

      (c) If Greenbriar originates an investment opportunity which is not a Transportation ore Related Deal and which Greenbriar determines not to pursue under its Ten Percent Carve-Out, Greenbriar shall first offer such investment opportunity to Berkshire, unless Greenbriar, after consultation with Berkshire, determines for any business reason to first offer all or a portion of such investment opportunity to one or more third parties, including limited partners in the Greenbriar Fund.

      Section 2.3 Fees.

      (a) The Berkshire funds shall not pay any management fee, carried interest or other compensation to Greenbriar or its Affiliates in connection with any coinvestments they make with the Greenbriar Fund. Berkshire shall not receive or be entitled to participate in any share of the carried interest or management fees paid by the Greenbriar fund to Greenbriar or its Affiliates.

      (b) Any fees earned b Greenbriar, Berkshire or their Affiliates in connection with actual or prospective Investments by the Greenbriar Fund will be shared proportionately based on the actual ratio of investment in the case of Transaction Fees and consulting Fees and on the planned ratio of investment in the case of Break-up Fees.

      Section 2.4 Expenses.

            Expenses for outside professionals, including attorneys, consultants and accountants, incurred in connection with potential investments that are not consummated ("Broken Deals") shall be allocated to and paid by Greenbriar and Berkshire proportionally


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based on the planned ratio of investment. All other expenses incurred by
Greenbriar and Berkshire in connection with Broken Deals shall be borne by the respective firms.

                                  ARTICLE III

                               INVESTMENT PROCESS

      Section 3.1 Greenbriar Investment Committee.

            All decisions relating to the acquisition and disposition of Investments by the Greenbriar Fund shall be subject to the unanimous approval of an investment committee (the "Greenbriar Investment Committee"). The Greenbriar Investment Committee shall be comprised of representatives of Greenbriar (initially the Greenbriar Principals) and one representative from Berkshire to be designated by Berkshire. Carl Ferenbach shall serve as Berkshire's initial representative on the Greenbriar Investment Committee.

      Section 3.2 Evaluation of Investments.

            Greenbriar and Berkshire shall investigate and evaluate investment opportunities jointly, with both the Greenbriar Investment Committee and Berkshire being kept up to date and apprised of developments as they occur. Prior to any final decision by the Greenbriar Investment Committee with respect to any potential Investment, some or all of the members of the deal team responsible for such Investment shall make a presentation to, and shall solicit the views of, Berkshire.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF GREENBRIAR

      Section 4.1 Organization, Powers and Good Standing.

            Greenbriar is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted. Greenbriar has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Greenbriar possesses all franchises, certificates, licenses, permits and other authorizations from governmental or regulatory authorities that are necessary in any material respect to conduct its business as now conducted, and Greenbriar is not in violation thereof in any material respect.

      Section 4.2 Authorization of Agreements.

            The execution, delivery, and performance by Greenbriar of this Agreement has been duly authorized by all necessary company action by Greenbriar.


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      Section 4.3 No Conflict.

            The execution, delivery and performance by Greenbriar of this Agreement does not and will not (i) violate any provision of federal, state or local law or regulation applicable to Greenbriar, the organizational document of Greenbriar, or any order, judgment, or decree of any court or other agency of government binding on Greenbriar, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of Greenbriar, or (iii) require any approval or consent of any person or entity under any agreement to which Greenbriar is a party.

      Section 4.4 Government Consents.

            Other than such as may have previously been obtained, the execution, delivery and performance by Greenbriar of this Agreement does not and will not require any registration with, consent or approval of, or notice to, or other action with or by, and federal, state, foreign or other governmental authority or regulatory body or other person or entity.

      Section 4.5 Binding Obligations.

            This Agreement, when executed and delivered by Greenbriar, will be the legally valid and binding obligation of Greenbriar, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or oth3er similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      Section 4.6 Litigation.

      (a) There is no action, suit, proceeding or arbitration at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Greenbriar, threatened against Greenbriar, which would result in any material adverse change in the business, operations or condition (financial or otherwise) of Greenbriar, or which may reasonably be expected to materially adversely affect Greenbriar's ability to perform its obligations hereunder or as contemplated hereby.

      (b) Greenbriar is not (i) in violation of any applicable law in a manner which would reasonably be expected to materially adversely affect the business, operations or condition (financial or otherwise) of Greenbriar or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule, or regulation of any court or foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, in a manner which would reasonably be expected to have a material adverse effect on the business, operations or condition (financial or otherwise) of Greenbriar.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF BERKSHIRE


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      Section 5.1 Organization, Powers and Good Standing.

            Berkshire is a limited liability company duly organized, validly existing, and in good standing under the laws of the commonwealth of Massachusetts and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted. Berkshire has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Berkshire possesses all franchises, certificates, licenses, permits and other authorizations from governmental or regulatory authorities that are necessary in any material respect to conduct its business as now conducted, and Berkshire is not in violation thereof in any material respect.

      Section 5.2 Authorization of Agreements.

            The execution, delivery, and performance by Berkshire of this Agreement has been duly authorized by all necessary company action by Berkshire.

      Section 5.3 No Conflict.

            The execution, delivery and performance by Berkshire of this Agreement does not and will not (i) violate any provision of federal, state or local law or regulation applicable to Berkshire, the organizational documents of Berkshire, or any order, judgment, or decree of any court or other agency of government binding on Berkshire, (ii) conflict with, result in a breach of, or constitute (with due notice of lapse of time or both) a default under any material agreement of Berkshire, or (iii) require any approval of stockholders or any approval or consent of any person or entity under any agreement to which Berkshire is a party.

      Section 5.4 Government Consents.

            Other than such as may have previously been obtained, the execution, delivery and performance by Berkshire of this Agreement does not and will not require any registration with, consent or approval of, or notice to, or other action with or by, any federal, state, foreign or other governmental authority or regulatory body or other person or entity.

      Section 5.5 Binding Obligations.

            This Agreement, when executed and delivered by Berkshire, will be the legally valid and binding obligation of Berkshire, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      Section 5.6 Litigation.

      (a) There is no action, suit, proceeding or arbitration at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Berkshire, threatened against Berkshire, which would result in any material adverse change in the business,


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operations or condition (financial or otherwise) of Berkshire, or which may reasonably be expected to materially adversely affect Berkshire's ability to perform its obligations hereunder or as contemplated hereby.

      (b) Berkshire is not (i) in violation of any applicable law in a manner which would reasonably be expected to materially adversely .affect the business, operations or condition (financial or otherwise) of Berkshire or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule, or regulation of any court or foreign, federal, state, municipal or ocher governmental department, commission, board, bureau, agency or instrumentality, in a manner which would reasonably be expected to have a material adverse effect on the business, operations or condition (financial or otherwise) of Berkshire.

                                   ARTICLE VI

                                BOOKS AND RECORDS

            At all times during the term of this Agreement, the parties shall maintain at their respective principal places of business a complete and accurate set of files, books and records of all business activities and operations conducted by each of them in connection with this Agreement. Each party shall have the right during normal business hours to examine such books and records.

                                  ARTICLE VII

                                 CONFIDENTIALITY

      (a) Greenbriar agrees, for itself and on behalf of all persons retained or employed by it, to hold in confidence and not to use or disclose to others any confidential or proprietary information of Berkshire heretofore or hereafter in the possession of or known to Greenbriar, including, but not limited to, any data, information, plans, programs or processes which may come within the knowledge of Greenbriar in the performance of, or as a result of, Greenbriar's obligations hereunder, except where (i) disclosure is required by law, (ii) such information becomes public (other than as a result of any breach hereof), (ii) Berkshire in writing specifically authorizes Greenbriar to disclose any of the foregoing to others, or (iv) disclosure is made to Greenbriar's agents and advisers in connection with the performance of its duties hereunder.

      (b) Berkshire agrees, for itself and on behalf of all persons retained or employed by it, to hold in confidence and not to use or disclose to others any confidential or proprietary information of Greenbriar or the Greenbriar Fund heretofore or hereafter in the possession of or known to Berkshire, including, but not limited to, any data, information, plans, programs or processes which may come within the knowledge of Berkshire in the performance of, or as a result of, Berkshire's obligations hereunder, except where (i) disclosure is required by law, (ii) such information becomes public (other than as a result of any breach hereof), (iii) Greenbriar in writing specifically authorized Berkshire to disclose any of the foregoing to others, or (iv) disclosure is made to Berkshire's agents and advisers in connection with the performance of its duties hereunder.


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      (c) Greenbriar and Berkshire each agrees that to the extent it may receive contacts or inquiries from any print, television or other media source regarding Greenbriar, Investments, this Agreement, the Greenbriar Fund, any Affiliate of Greenbriar, any Transportation or Related Deal, or any other matter relating to any of the foregoing, Greenbriar and Berkshire shall consult with each other to determine the appropriate manner of response.

                                  ARTICLE VIII

                                      TERM

            This Agreement shall terminate if (i) the Greenbriar Fund dissolves and terminates, (ii) the commitment period of Berkshire Fund V, Limited Partnership or any successor or companion fund expires and Berkshire does not sponsor or organize another private investment fund or (iii) Berkshire ceases to manage Berkshire funds. This Agreement may not be earlier terminated, and may not be extended, amended or modified, without the prior written consent of both parties. Berkshire `s obligation to co-invest with the Greenbriar Fund shall terminate if the Greenbriar Fund is put into a Continuity Mode pursuant to
Section 6.5 of the Greenbriar Partnership Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

      Section 9.1 Notice.

            Any notice or demand required or permitted to be given or made to or upon any party hereto pursuant to any provision of this Agreement shall be deemed to have been duly given or made for all purposes if (i) in writing and delivered by hand against receipt, or sent by certified or registered mail, postage prepaid, return receipt requested, or (ii) sent by telegram, telecopy, telex or other electronic means and followed by a copy delivered or sent in the manner provided in clause (i) above, to such party at the following address:

            To Greenbriar at:

            Greenbriar Equity Group LLC
            350 Theodore Fremd Avenue
            Suite 300
            Rye, New York 10580
            Attention: Joel S. Beckman
            Telephone: (914) 925-3492
            Telecopy: (914) 925-3462


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            To Berkshire at:

            Berkshire Partners LLC
            One Boston Place
            Boston, Massachusetts 02108
            Attention: Richard K. Lubin
            Telephone: (617) 227-0050
            Telecopy: (617) 227-6105

or such other address as any party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section 9.1. The date of giving or making of any such notice or demand shall be the earlier of the date of actual receipt, or five business days after such notice or demand is sent, or, if sent in accordance with clause (ii), the business day next following the day such notice or demand is actually transmitted.

      Section 9.2 Entire Agreement.

            This Agreement contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreement and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

      Section 9.3 Waiver.

            Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and must be signed by the party waiving any provision hereof.

      Section 9.4 Remedies.

            Each of the parties acknowledges that the subject matter of this Agreement is of a special, unique and extraordinary character, and that any violation of this Agreement by any party to this Agreement would be likely to be highly injurious to the other party. Each of the parties agrees that if either party defaults in the performance of its obligations under this Agreement, the other party shall be entitled, in addition to any other remedies that it may have, to enforce this Agreement by a decree of specific performance in a court of competent jurisdiction requiring such party to perform its obligations under this Agreement.

      Section 9.5 Separability.

            If any provision of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, the balance of this Agreement shall remain in effect.

      Section 9.6 Counterparts.

            This Agreement may be executed in or more counterparts, and each such counterpart shall together constitute the same Agreement.


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      Section 9.7 Further Assurances.

            Each of Berkshire and Greenbriar will take such further actions as may be necessary and appropriate to effectuate the terms of this Agreement.

      Section 9.8 Assignment.

            None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of Greenbriar or Berkshire or any other third party. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of the other party.

      Section 9.9 Headings.

            The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction of interpretation of this Agreement.

      Section 9.10 Governing Law.

            This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivery by their respective duly authorized officers as of the date first above written.

                                        BERKSHIRE PARTNERS LLC

                                        By:_____________________________________
                                           Name:
                                           Title:


                                        GREENBRIAR EQUITY GROUP LLC

                                        By:_____________________________________
                                           Name:
                                           Title


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